GREENSHIFT RELEASES SHAREHOLDER LETTER

NEW YORK, N.Y., February 19, 2008 - Kevin Kreisler, chairman of GreenShift Corporation (OTC Bulletin Board: GERS), issued the following letter today to the shareholders of GreenShift:

Dear Shareholders:

Our transition away from investing broadly in emerging cleantech to operating a company based on focused applications of cleantech is materially complete. We can now move forward free of distraction.

Those of you that have been tracking our restructuring will know that our original corporate structure resulted in the successful financing, acquisition and development of our core technologies and operations. I appreciate that the process has taken its toll and that the wait has been long but know this: in spite of the difficulty and through the frustrations, something remarkable occurred: we created a company that has significant value; a company that has the potential to become great by generating substantial shareholder wealth through the execution of a business plan designed to provide a meaningful contribution to resolving urgent ecological challenges.

We pushed through our early-stage growing pains, right-sized our operations, trimmed most of our fat, successfully completed R&D and commercialized two new clean technologies, and we executed on our business model. We are relentlessly focused on the execution of this model today.

The purpose of this letter is to provide all of our shareholders, employees, clients, vendors, partners and other stakeholders with a clear understanding who we are, what we have accomplished, and where we are going.

Who We Are

We develop and commercialize clean technologies that facilitate the efficient use of natural resources, and our ambition is to use those technologies to catalyze disruptive environmental gains by creating valuable opportunities for a great many people and companies to use natural resources more efficiently and to be more profitable.

To make this a reality, we target and reduce inefficiencies in existing production processes by

>>   developing and implementing incremental advances in technologies

>> that integrate into and leverage established production infrastructure and distribution channels

>> to enable increased and sustainable profits by decreasing raw material needs, facilitating co-product reuse, and reducing the generation of wastes and emissions.

These incremental shifts forward in both economic and environmental gain - these green shifts - are at the core of our business model.

We believe that the first, best and most cost-effective way to 'catalyze disruptive environmental gain' is to develop technology-driven economic incentives that motivate a large population of people and companies to make incremental environmental contributions that are collectively very significant.

Consider the example of how we use liquid fuels today. Fuels are produced, distributed and consumed globally; we use them to produce electricity, to power transportation, to heat our homes and to manufacture products; they directly impact our bottom lines and our savings accounts; and, fossil fuel derived carbon emissions present an urgent challenge: global climate change.

The economic and  environmental  profiles of liquid fuels  converge to give us a
key,  easily  understood  and  readily   accessible  system  of  incentives  and
performance metrics: supply-chain costs and carbon mass.

Given the relative ease with which the entrenched liquid fuel production, distribution and consumption infrastructure can be leveraged to affect change, the direct financial impact that liquid fuels have on each of us, and the role of carbon emissions in the destabilization of our ecosystem, liquid fuels present a fertile opportunity to catalyze disruptive change on globally-meaningful scales.

This opportunity can be exploited by enhancing supply-chain economics while shaving carbon off of the flow of liquid fuels as they move from production to combustion. This is a tangible and very achievable goal, and it can be initially realized by developing and commercializing technologies that empower people and companies to burn less fossil fuels.

What We Have Accomplished

Since our inception in April 2005, we raised and deployed more than $50 million to develop and commercialize technologies that we believed would create value-added low-carbon fuel and energy production opportunities.

We originally invested in broad array of these technologies, including advanced ultrasonic and nanocatalytic reformation processes, novel separation, extraction and preparation processes, and enhanced chemical, thermal and biological processes - all with a view towards development of a financeable business model that downshifted both the cost structure and the carbon intensity of carbonaceous fuels.

We successfully developed and commercialized two strategically compatible technologies that achieve this goal by creating valuable opportunities to enhance the economics of biofuel production. We are executing a go-to-market strategy based on these two technologies and we are currently focused on achieving our mission by

>> developing and integrating new clean technologies into existing biofuel production facilities,

>>   by selling equipment and services based on those technologies, and

>> by using those technologies to directly produce and sell biomass-derived oils and fuels.

Today, our more than 100 employees service the needs of our clients and partners and generate value for our shareholders through the following activities:

>> construction and operation of oil extraction, oilseed crushing, and biodiesel production facilities that we own and operate;

>>   sales of biomass-derived oils and fuels;

>> design, construction and installation of biodiesel production facilities that we sell to our clients;

>> provision of strategic process engineering, project oversight and plant management services;

>> provision of custom manufacturing services (including rapid prototyping and pilot project support); and,

>>   clean technology research and development.

Together, these activities produced about $10 million in sales, about $3 million in EBITDA and about $1 million in net income during the three months ended September 30, 2007 - the same quarter that we initiated cash flows with our first two new technologies: our patent-pending corn oil extraction and biodiesel production technologies.

Our Technologies

GreenShift's technologies are robust, scalable, energy efficient, modular and capable of rapid and cost-effective "plug-and-play" integration into existing biofuel production infrastructure. These advantages enable the extraction, beneficiation and refining of many different forms of biomass into carbon-neutral biofuels cost-effectively at a range of scales. A partial summary of our technologies is provided here:

Technology                                                                                              Description
Corn Oil Extraction                         Extracts crude vegetable oil from co-product of corn ethanol production
Animal Fat Extraction                      Extracts brown grease from co-product of animal and livestock processing
Fats & Oils Preparation                                  Prepares crude fats and oils for conversion into biodiesel
Desiccation/Homogenization          Prepares cellulosic feedstocks for conversion into biomass-derived liquid fuels
Biodiesel Production                                   Enhanced chemical conversion of fats and oils into biodiesel
Biomass Gasification         Enhanced thermal conversion of cellulosic feedstocks into biomass-derived liquid fuels
Carbon Dioxide Bioreformation              Enhanced biochemical conversion of CO2 into biomass-derived liquid fuels

Our commercialization plan for these technologies is based on the iterative integration and synergistic application of several technologies into traditional agriproducts plants in ways that enable us to greenshift the host and to cost-average down the costs and risks associated with both the host and each subsequent technology upgrade.

We are initially focused on executing this strategy in the corn-derived ethanol industry. The primary reason for this is that our historical technology development efforts and the evolution of the corn ethanol market converged at the right time to give our first technology, corn oil extraction, significant market traction. As it happens, our view is that the established first generation corn ethanol infrastructure is the only practical pathway in North America to cost-effectively increase the production and use of carbon-neutral biofuels on globally-meaningful scales.

Given our mission and the trajectory of our revenue model, greenshifting the corn ethanol pathway is a necessary first step for us.

Our go-to-market plan today is accordingly based on the commercialization and sequential integration of our technology upgrades into Gen 1.0 corn ethanol process infrastructure on the following roll-out schedule:

Version       Technology                                                                Biofuel
Gen 1.1       Corn Oil Extraction                                                     Biodiesel
Gen 1.2       Integral Biodiesel Production                                           Biodiesel
Gen 1.3       Integral Biomass Gasification for Heat and Power Applications          Cellulosic
Gen 1.4       Integral Biomass Gasification for Liquid Fuels Applications            Cellulosic
Gen 1.5       Integral Bioreformation of Carbon Dioxide into Liquid Fuels            Cellulosic

Each step is designed to integrate and work with each previous step as well as the host ethanol facility to capitalize on all practical operating synergies. Gen 1.1 enhances the economic and environmental profile of the host facility; Gen 1.2 enhances the profile of both Gen 1.1 and the host, and so on. The commercialization processes for Gen 1.1 and 1.2 are complete and we are actively implementing a go-to-market based on these technologies. The technologies needed for Gen 1.3 have completed their early-stage commercialization process and we plan to start our marketing of these capabilities later this year. Gen 1.4 has been proven at the small-scale pilot level and is slated for a larger demonstration later this year. The technologies needed for Gen 1.5 are still deep in the R&D stage but are on schedule to conduct our first pilot demonstration of our bioreactor technology during the first quarter 2008.

Our Corn Oil Extraction Technology

Traditional corn ethanol processes convert each bushel of corn, which weighs about 54 pounds, into about 18 pounds of ethanol, 18 pounds of carbon dioxide, and 18 pounds of distillers dried grains, which contain about 2 pounds of fat. Our proven, high-yield patent-pending corn oil extraction technology intercepts the flow the distillers grain co-product from inside the ethanol facility and extracts more than 75% of the fat.

Our extraction process accomplishes this in two steps that can extract more than
6.5 million gallons per year of crude corn oil from a 100 million gallon per year ethanol production facility.

We have executed contracts with a number of corn ethanol producers to 'plug' our corn oil extraction systems into the back end of their facilities. These contracts have a minimum term of ten years and are based on the installation of turn-key extraction systems at participating ethanol facilities at our cost in return for the long-term right to purchase the extracted oil at about 51% of then-current diesel spot prices.

At current market prices, participating facilities earn about $8 million (for a 100 million gallon per year ethanol facility) per year in additional earnings that are tied to the diesel markets - for no investment. This enhances our ethanol clients' cash flows and helps to offset their market risk. Additionally, the use of our technology decreases the mass of distillers grain co-product that has to be dried and therefore also reduces the ethanol facility's use of fossil fuels and utility costs.

In sum, our proven extraction technology greenshifts participating ethanol facilities by

>>   increasing their revenue and earnings and

>>   decreasing their carbon emissions while

>>   enhancing the fuel yield and energy balance of their plants.

We currently generate revenue with this technology by extracting and selling the extracted crude corn oil as a feedstock for conversion into biodiesel for about $2.25 per gallon at current market prices. Once we have our own biodiesel production facilities, we can directly convert our extracted oil into biodiesel ourselves and generate sales of more than $3.50 per gallon at current market prices.

Our process engineers have designed our patent-pending biodiesel and associated process technologies to cost-effectively convert crude fats and oils into biodiesel at the relatively small scales which our corn oil extraction systems operate.

We have recently proven the performance of our biodiesel technologies at two separate facilities that we commissioned for third-party clients during 2007. These third-party facilities are operating today and we have started processing our corn oil regularly in one of them. To our knowledge, they are among a very short list of operating facilities in the U.S. that are successfully producing fuel from alternative, high free fatty acid feedstocks such as pork fat, crude vegetable oils and waste greases. Our plan is to build GreenShift-owned biodiesel production facilities based on our biodiesel and related technologies on-site at Gen 1.0 corn ethanol plants.

Our Current Operations

>>   Production and Sales of Biomass-Derived Oils

     At December 31, 2007, our production facilities included one 1.5 million gallon per year corn oil extraction facility and one 100 ton per day oilseed crushing facility. Combined, these facilities corresponded to an annualized oil sales rate of more than $11 million at current market prices.

     We recently closed on sufficient financing to build an additional 12 million gallons per year of corn oil extraction capacity. These facilities are expected to become operational in a staggered fashion over the next nine months and they correspond to more than $27 million in additional annualized oil sales at current market prices.

     Our plan is to build, own and operate a large number of smaller, distributed biomass-derived oil and fuel production facilities and to build out additional production capability over time at each facility as market conditions warrant. We are currently operating and building the following GreenShift-owned production oil production facilities:

     Location                                    Technology                                      Current Status
     Oshkosh, Wisconsin                          Corn Oil Extraction                                Operational
     Culbertson, Montana                         Oilseed Crushing                                   Operational
     Mount Morris, New York                      Corn Oil Extraction                                   Start-Up
     Marion, Indiana                             Corn Oil Extraction                               Construction
     Riga, Michigan                              Corn Oil Extraction                               Construction
     Lakota, Iowa                                Corn Oil Extraction                               Construction
     Fulton, New York                            Corn Oil Extraction                               Construction
     Milton, Wisconsin                           Corn Oil Extraction                               Construction

>>   Design, Manufacturing and Sales of Biodiesel Production Equipment

     During 2007, we designed, built and commissioned two biodiesel production systems for third party clients. These systems corresponded to 15 million gallons of annualized biodiesel production capacity and about $5.5 million in sales.

     We are building an additional four 10 million gallon per year biodiesel production facilities for third party clients. These facilities are all scheduled for commissioning during 2008 and the associated agreements correspond to more than $15 million in additional equipment sales.

     Our contracted equipment sales backlog and qualified sales pipeline include many more systems. These contracts and additional sales are structured to trigger upon the closing by the relevant client of sufficient financing to build and operate their facilities.

Our Planned Production Facilities

>>   Expansion of Our Oilseed Crushing Facility

     We are currently raising about $6.6 million in conventional debt and about $1.2 million in equity to expand our Montana-based 100 ton per day oilseed crushing facility to 600 tons per day. This financing is expected to close within the next few months and the expansion of this facility is expected to be completed later this year.

     Once the expansion is complete and we scale up to full production, this plant is expected to generate more than $80 million per year in oil sales and $12 million in annualized EBITDA at current market prices.

>> Construction of Additional Corn Oil Extraction and Co-Located Biodiesel Production Facilities

     We have executed agreements to construct many more GreenShift-owned corn oil extraction facilities. We also have agreements in place today to build biodiesel facilities on-site at Global Ethanol's Lakota, Iowa ethanol facility and Northeast Biofuels' Fulton, New York ethanol facility.

     Our goal is to have at least 50 million gallons per year of both (1) corn oil extraction and (2) biodiesel production capacity online by the end of 2009. At current market prices, 50 million gallons per year of corn oil derived biodiesel corresponds to more than $180 million in annualized sales and more than $50 million in annualized EBITDA.

     We plan to finance the construction of these additional corn oil extraction and biodiesel production facilities with a combination of cash flows from existing GreenShift production facilities and about $150 million in conventional debt and equity. We believe that a raise of this magnitude is very feasible given the successful coupling of our now-proven extraction and biodiesel technologies, our long term right to purchase crude corn oil at rates that are hedged to our biodiesel offtake markets in sufficient quantities to easily service our debt, and strong ethanol market driven demand for our extraction technology.

     We have engaged Fieldstone Private Capital Group (www.fpcg.com) to complete this raise and we expect to close on the financing required for an additional 20 million gallons of contracted corn oil extraction capacity as well as our first two GreenShift-owned biodiesel facilities in Lakota, Iowa and Fulton, New York during the first half of 2008.

Where We Are Going

Our corn oil offering allows our ethanol clients, their financial partners and their other stakeholders to rapidly access better than 40% of the value of the corn oil locked in the distillers grains with no capital expense. By participating in our program, our corn ethanol clients can shore up their margins and reduce some of their commodity risk because we purchase their oil for a price that is indexed off of the diesel spot market. By providing our clients with these benefits, we have created a long-term hedged feedstock market for our own biodiesel production.

The potential size of this market opportunity to us is more than 1 billion gallons per year of oil. Our initial goal is to achieve 20% market share as quickly as possible. Importantly, we can do this almost entirely out of our cash flows after we finance and deploy the first 50 million gallons per year of corn oil extraction and biodiesel production capacity.

While we have a lengthy head start, we understand that objects in our rear view mirror are closer than they appear. We plan to maintain our technology leadership by doing more of what we have done. While many push for second generation biofuels technologies (which are vitally necessary), we will continue to push incrementally through extraction (Gen 1.1) to biodiesel (Gen 1.2) to biomass-derived heat and power (Gen 1.3) to biomass-derived liquid fuels (Gen 1.4) to carbon dioxide derived liquid fuels (Gen 1.5) and so on.

In other words, we are just going to keep shifting.

We are going to execute into and grow from our current book of business and, in the process, I personally believe that we will build great value for our shareholders contributing to a cause that is bigger than we will ever be.

We have an exceptionally talented team of technologists and process engineers that are directly responsible for making GreenShift one of few profitable cleantech biofuels companies in market today. I find this to simply be remarkable and it is high time for the message to become clear.

With the restructuring behind us, our story will no longer be spread across multiple public entities - we now have one brand, one company and one consolidated shareholder base. Know that our entire team is looking forward with great anticipation to continued growth, success and driving increased shareholder value.

We are grateful for your patience and support and we look forward to our next communication.

Best Regards,

Kevin Kreisler
Chairman and Chief Executive Officer
GreenShift Corporation

About GreenShift Corporation

GreenShift Corporation (OTC Bulletin Board: GERS) develops and commercializes clean technologies that facilitate the efficient use of natural resources. GreenShift's ambition is to catalyze disruptive environmental gains by creating valuable opportunities for a great many people and companies to use resources more efficiently and to be more profitable.

GreenShift's view is that the first and best way to achieve its mission today is to facilitate the more efficient production and use of biomass-derived fuels. GreenShift does this by developing and integrating new clean technologies into existing biofuel production facilities, by selling equipment and services based on its technologies, and by using its technologies to directly produce and sell biomass-derived oils and fuels.

GreenShift's technical services staff is available at 888-EthanOil to answer any questions about GreenShift's patent-pending Corn Oil Extraction technology.

Additional information on GreenShift and its current operations will be made available online on GreenShift's new website at www.greenshift.com later this month.

Safe Harbor Statement

This press release contains statements that may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of GreenShift Corporation and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully, and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

For more information, please contact:
GreenShift Corporation
Phone:   212-994-5374
Fax:     646-572-6336 fax
Email:   investorrelations@greenshift.com
Web:     www.greenshift.com

Investor Relations:
CEOcast, Inc.
Phone:   212-732-4300